TYPE:  10QSB
 SEQUENCE:  1
 DESCRIPTION:  JUNE 2000 - 10QSB



                            SECURITIES AND EXCHANGE COMMISSION

                                  WASHINGTON, D.C. 20549
                                         FORM 10-QSB

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the quarterly period ended June 30, 2000

[ ]      TRANSITION  REPORT  PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES
         EXCHANGE ACT OF 1934 for the transition period from __________________ to ____________________.

         Commission File Number 0-22934

                             Ovvio Better Life, Inc.
        (Exact Name of Small Business Issuer as specified in its Charter)


            Washington                                         91-1268870
(State or other Jurisdiction of                              I.R.S. Employer
Incorporation or Organization                           Identification Number


83-888 Ave. 51, Coachella, CA                                    92236
(Address of principal executive offices)                       (Zip Code)

(760) 398-9700
(Issuer's telephone number)


               Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                                   Yes   X      No

               Indicate the number of shares outstanding of each of the issuer's classes of Common Equity, as of the latest practicable date.

Common Stock, no par value                                   1,422,687
Title of Class                            Number of Shares Outstanding
                                                at June 30, 2000
No exhibits included.



PART II - Rules 12b-25 (b) and (c)

The company's 10-QSB will be filed in a day or two.





                                                        SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 15, 2000                   By: /s/
                                          Dempsey K. Mork
                                         (Chief accounting and financial officer
                                          and duly authorized officer)